PANGAEA LOGISTICS SOLUTIONS ANNOUNCES TEN-YEAR CONTRACT EXTENSION

Agreement with major aluminum producer may generate up to $350 million in revenue

NEWPORT, RI - August 19, 2015 - Pangaea Logistics Solutions, Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL) announced today that it has extended a Contract of Affreightment (“COA”) with a major aluminum producer through 2026, which has the potential to generate up to $350 million in revenue over the ten-year term of the extension.

The extension to the COA covers the shipment of 35 million tons of cargo through the Caribbean and will provide fulltime employment for three vessels.

“This long-term contract extension demonstrates our ability to continue our momentum into the second half of 2015 and generate strong, sustainable revenue streams by strategically partnering with our clients and acting as an integral part of their supply chains,” said Ed Coll, Chairman and Chief Executive Officer of Pangaea Logistics Solutions. “We will continue to seek out and secure profitable contracts that allow us to grow our business in a disciplined manner that positions us to generate attractive returns irrespective of the rate environment, and this is yet another example of Pangaea executing on that strategy.”

About Pangaea Logistics Solutions, Ltd.

Pangaea Logistics Solutions Ltd. provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.
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INVESTOR RELATIONS:
Prosek Partners
Thomas Rozycki
Managing Director
(212) 279-3115 x208
trozycki@prosek.com